Exhibit 99.1

Transcript

Ariba (ARBA)	Conference Call	April 7, 2005

Ariba

Conference Call

April 7, 2005

Operator:

Good afternoon, ladies and gentlemen, and welcome to today’s Ariba conference call. At this time all lines have been placed on a listen-only mode and the floor will be open for questions following today’s presentation. It is now my pleasure to turn the call over to your host, Mr. John Ederer, senior director. Sir, you may begin.

<<John Ederer, Director, Investor Relations>>

Great. Thank you. Good afternoon and welcome to Ariba’s conference call to discuss our anticipated results for the second quarter of fiscal 2005. Joining me on today’s call from Ariba are CEO Bob Calderoni and CFO Jim Frankola. Before we begin I’ll read the “Safe Harbor” statement. Statements that may be made on this call that are not historical facts may be forward-looking statements, including statements regarding the Company’s or management’s intentions, hopes, beliefs, plans, expectations, or strategies for the future. These statements are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations. These risks and uncertainties are discussed in the Company’s Form 10-K filed in December 2004 and Form 10-Q filed in February 2005.

Additionally during the course of this call, we will reference non-GAAP financial measures. For a reconciliation of non-GAAP to GAAP financial measures, please refer to the press release we issued this afternoon or see the investor relations section of our website at www.Ariba.com.

Again I would like to remind you-all today that we will only be discussing preliminary estimates for the March quarter. We will host another conference call and provide more details about the quarter when we release our full results on April 21st.

With that I’ll turn the call over to Jim Frankola to review our updated financial guidance. Jim?

<<Jim Frankola, Chief Financial Officer>>

Thanks, John. Good afternoon and thank you for joining us today. Before I walk through our updated guidance for the March quarter, let me first summarize a few points. First, while we expect revenue from March to come in modestly below our previous guidance, I am pleased by our cost control management efforts and our ability to maintain non-GAAP profitability despite the lower level of revenue. This will mark the third quarter in a row of sequential improvement in non-GAAP earnings per share.

Second, despite our revenue performance this quarter, we remain encouraged by the fact that new and existing customers continue to make significant investments in Spend Management initiatives. On a preliminary basis we signed 12 deals greater than $1 million and we brought in 26 new name customers.

Finally, while we are not prepared to provide you with formal guidance for the June quarter at this time, we remain committed to managing costs and will strive to protect profitability.

Taking a look at our anticipated results for the March quarter, we expect total revenue to be approximately $79 to $81 million with license revenue of approximately 12 million, subscription and maintenance revenue of approximately 31 million and services and other revenue of approximately 37 million.

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Ariba (ARBA)	Conference Call	April 7, 2005

Previously our guidance called for a total revenue of 82 to 87 million with license revenue of 15 1/2 to 17 1/2 million, subscription and maintenance revenue of approximately 30 million, and services and other revenue of 36 to 39 million.

Relative to our guidance, license revenue for the quarter accounted for the bulk of the shortfall, a subscription in maintenance revenue was slightly better than expected, and services and other revenue was at the low end of our range.

At high level the shortfall license revenue reflect a soft spending environment for enterprise software. We started this quarter with a substantial pipeline of opportunities and maintain a good pipeline for the future. But closing these deals has been more difficult than anticipated.

In addition, while we are still analyzing the data from the March quarter on a preliminary basis, a few items are beginning to stand out.

One, we saw a shift in our revenue mix and our bookings from professional license to subscription or term licenses. It is too early to call this a new trend but it did have an impact on our revenue during March. Two, from a geographical standpoint, we saw stronger bookings in Europe and Asia but softness in North America. Finally, while we still see a substantial opportunity for cross-selling to legacy, Ariba, and FreeMarkets customer bases, this activity has not yet had a significant impact on our bookings.

Again, it is probably too early to call these new trends, but these items did have an impact on our March quarter.

On a more positive note, by managing costs aggressively, we anticipate total non-GAAP expenses to come in below our previous guidance. More specifically, we anticipate total expenses for the March quarter to be approximately 88 to 89 million. Included in total expenses are anticipated charges of approximately 5 1/2 million for amortization of intangible assets, 4.3 million for stock-based compensation and 3.5 million for restructuring and integration costs.

Excluding these items we anticipate that our non-GAAP expenses for the quarter to be approximately 75 to 76 million which is below our previous guidance of 78 to 80 million. As a result, we anticipate GAAP net loss for the March quarter to be approximately 8 to 9 million or a loss of 13 to 15 cents per share. On a non-GAAP basis, we expect positive net income of approximately $4 to $5 million or earnings of 6 to 8 cents per share. Overall I am very pleased that despite the lower than anticipated revenues, we still believe that Ariba’s non-GAAP EPS will be in the range of our previous guidance.

With respect to a few of the other metrics we typically provide, total head count is projected to be 1,664 as of March 31st, and total cash and equivalent, including investments and restricted cash is expected to be approximately 153 million as of the end of the quarter.

As I previously mentioned, we are still analyzing the data from the March quarter, and we are not yet prepared to give specific guidance yet for the June quarter. Having said that, given the current environment we do not expect an increase in our revenues over the short term, and total revenue could decline again in the June quarter. However, we remain committed to managing expenses accordingly.

With that I’ll turn the call over to Bob to provide some additional color on the March quarter.

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Ariba (ARBA)	Conference Call	April 7, 2005

<<Robert M. Calderoni, Chairman and Chief Executive Officer>>

Thanks, Jim. Let me also add my thanks to all of you joining us on the call today on such short notice. As you’ve heard from others and that was, this is obviously a tough quarter for enterprise software as the broad market does remain soft. We started the quarter with a strong pipeline and we were able to close several large deals, but overall not enough business made it through the closing cycle.

While I’m disappointed wheel miss our revenue target this quarter, I’m very pleased that we’re able to control costs and protect non-GAAP profitability. To have our revenue decline sequentially but still be able to general mate $4 to $5 million in non-GAAP net income I think is a real testament to the team and also our desire to protect profits even in a difficult market environment.

Certainly the general spending environment weighed heavily on our results for March, but there are some other factors worth mentioning. I think some areas where I think we can improve on our execution.

As Jim mentioned earlier, we did see some mixed shifts in our business this quarter. In particular we see more software deals come in the form of subscription or term licenses this quarter rather than professional licenses, and while I agree that it’s too early to call it a trend, it certainly does have an impact on our results in March.

Longer term we see the opportunity to move more of our business to a subscription model as a positive trend for the business and it’s also an opportunity to gain greater revenue visibility over time but it could mean less up-front revenue over the short-term as it did this quarter.

In terms of execution, I think one area we certainly need to improve upon is cross-selling. This remains an area of focus for us, and we are continuing our efforts to cross-train our sales reps and consultants as well as educating customers about our newly combined capabilities and I think the program at Ariba lies at a user group meeting held at the end of this month in Orlando will help showcase these capabilities and I remain optimistic that there’s a significant cross-selling opportunity for us even though it’s developing a little slower than I originally anticipated.

Another area that perhaps has been a little slower to develop is the market for Spend Management in general. It’s never easy to create a new market. It’s certainly challenging to do so in a generally soft market environment. Companies in established markets are finding it difficult and considering this, I’m quite pleased at the quality of the deals we are generating in a relatively immature market.

We’re certainly not discouraged. In fact, we continue to see a significant number of large deals with blue chip customers. We continue to see signs every quarter that this market is coming together one customer at a time. As Jim mentioned in a relatively tough market and a seasonally slow period like March, we still signed 12 solution deals greater than a million dollars of which five or six of those deals had software value alone greater than $1 million. Where Jim didn’t mention was that several of those deals were greater than $2 million, and one was merely $6 million this quarter.

What this very clearly says to me that the combination of our software capabilities and our service capabilities is working. We have real customer proof points that our products and services deliver real and significant value to customers. Obviously we would always like to sign more of these deals each quarter, but I’m pleased that we continue to make steady progress on this front each quarter, and that gives me confidence that the question here is not if this market will develop but rather when it will develop.

Finally, let me echo some of Jim’s comments regarding the June quarter. And while we’re not ready to give

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Ariba (ARBA)	Conference Call	April 7, 2005

specific guidance, let me share with you how I’m thinking about this. Given the broader market trends, it would be prudent for us to take a conservative view of near-term revenue so we’re not surprised. We will match that conservative view of revenue with aggressive cost management so that we are positioned to generate profits in the near term, even if the market stays soft. I believe this is the prudent thing to do as we see a significant market opportunity and we like our position as the established market leader, and I want you to know that we don’t plan to just sit back and wait for the market to develop. We’re going to continue to create this market by making our customers successful and generate profits along the way.

With that I’ll ask the operator to open the call for your questions.

Q&A

Operator:

Thank you. The floor is now open for questions. If you do have a question, please press “star,” “1” on your touchtone telephones at this time. Once again, to ask a question, it is “star,” “1” on your telephone keypad. Please hold one moment while we poll for questions. Thank you. We do have our first question coming from Brad Whitt of RBC Capital Markets.

<Q>: Hey, good afternoon. Jim, just so I’m clear, you say you had $12 million-plus type deals but six of those were $1 million-plus in software only? Is that true?

: We had 12 solutions deals over a million dollars and six of those would have been software deals over a million dollars in their own right.

<Q>: Okay. And so I’m just wondering, Bob, you know, with it looking like the market’s not quite developing as fast as you had hoped and some of the cross-selling not, again not quite as positive as you had hoped, would you anticipate, you know, scaling the business back? I know you said you’re going to continue to be prudent on the expense side. But — and you’re going to take it, you know, a touch deeper there, head count reductions? Anything else that you can give us color on at this point?

: Yeah, I won’t get — I won’t get too specific at this point. We’ll give a little more clarity on that in a couple of weeks when we have the earnings call. But we’re not going to sit back and say the market is tough and not do anything else about it and, you know, let profits slip away. We’re going to do whatever it is we need to do to recognize that the market is soft and also manage costs accordingly so we can maintain costs. I don’t think this is a way for the market to develop before we get profits. I think we’ve got a very scaleable business here. I think the fact that we were able to generate $4 to $5 million of profit this quarter even with soft revenue shows what kind of potential we have here when we get revenue growth, and if it’s going to take a little longer before we see the growth, sobeit. We will take appropriate action and, you know, to the extent of that, I don’t know at this point, but it’s important you understand the philosophy here and that is we’ll look to develop the market and generally profits at the same time.

<Q>: Okay. Do you see anything new from a competitive standpoint this quarter? Anybody more or less aggressive?

: No. You know, I would say we attribute the fact, we had a lot of opportunities, and those opportunities remain there. Disappointing that not more of those opportunities closed but it was not any sort of competitive losses. It really is just a generally weak sales environment out there. So nothing new on the competitive front.

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Ariba (ARBA)	Conference Call	April 7, 2005

<Q>: Okay. Then my final question and I’ll turn it over. Can you give us any kind of lead on how Ariba Live is looking as far as attendance, kind of what your expectations are there?

: I’ll have the stats, the most recent stats. Last year we had over 1,000 people at Ariba Live. When I last looked at it, we were tracking towards the same level as we had last year, and I think, you know, we’re expecting another successful event.

<Q>: Okay. I’ll turn it over. Thanks.

: Okay. Thanks, Brad.

Operator:

Thank you. We have our next question coming from Brad Reback of CIBC.

<Q>: Good afternoon, guys. Jim, I think in your prepared comments, you talked about entering the quarter with a very strong pipeline and sort of exiting the quarter with a less significant pipeline. What happened during the quarter and I think sort of your guidance supports that commentary as well?

: Let me take that, Jim. You know, we entered the quarter with a strong pipeline, and we exited the quarter with a strong pipeline. I don’t think Jim meant to imply that we’re exiting with a weaker pipeline. I think his comments about the June quarter are we were disappointed in March that not more deals closed and we were disappointed quite honestly in December as you recall that not more deals closed. So I just think it’s prudent right now to not get hopeful in our revenue expectations near term and just assume that those trends are going to continue despite the fact we see significant opportunity in terms of deals out there and that’s going to drive us just to be a little more aggressive on the cost side which I think is a prudent thing to do and let’s report the uptick in revenue rather than forecast it.

<Q>: Great. You know, since you guys have taken over for the most part and the current quarter revenue has been pretty consistent given some of the changes you made once you got most of your revenue off the balance sheet, this is the first time in a long time I can remember such a large miss on the license line. I’m trying to figure out if anything has changed there.

: No, I think it’s — you know, we haven’t missed our revenue guidance in four years, and unfortunately we broke that trend here this quarter and that’s not something I’m pleased with at all. It all was on the license line. That’s where we saw the, obviously the deals not closing. Not enough of the deals closed, but what Jim mentioned in his guidance also is that a number of the deals that we did close had terms in them that were going to require us to recognize that revenue over time. So we actually would have had better license performance if it wasn’t for that fact, and I think over time that’s a good trend if we can manage through that transition. So, you know, the business, the bookings with customers this quarter was actually a little bit better than you would see in terms of license revenue.

<Q>: Okay. So are you talking about — am I hearing you saying that you’re pushing more term going forward, or if it happens, sobeit and we’ll deal with that as it occurs?

: We’re offering both the customers. We believe we can offer them a solution that a perpetual license-based CD behind a firewall or we can offer them a term-based, subscription-based hosted solution and, you know, some customers have a preference for one versus the other. We think long term more and more customers will likely want to move to the hosted base but we’re going to let the customers decide that. This quarter, this quarter there was a significant change in that mix.

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Ariba (ARBA)	Conference Call	April 7, 2005

<Q>: Okay. And final question. I’m not sure if you guys said it and I missed it. Did you say what happened to deferred revenue during the quarter?

: No. That, we will discuss that on our 21st conference call.

<Q>: Excuse me. Thank you.

Operator:

Thank you. We have our next question coming from Alex Jones of Catalyst.

<Q>: Hey, guys. Just two questions. What was — you guys were cash flow-positive in the quarter, and the second question was, what’s the status of the buyback?

: The cash flow for the quarter, our cash dropped significantly due to the payments that had been made to E Plus in the quarter. With that I’m pleased that we came in at the higher end of our cash range of 153. Operational cash earned, I will give more information on that as well during the conference call. With respect to the soft buyback, given that the cat’s out in the quarter for E Plus, we did not buy back any shares during the quarter itself.

<Q>: And how many shares do you have authorized?

: We have an authorization for — we had an initial authorization for $50 million worth of shares. So it was a dollar authorization, not a share authorization. And I believe we have approximately 42 million of that authorization that’s still available to us.

<Q>: Okay. Thank you.

Operator:

Thank you. Once again if you do have a question, it is “star,” “1” on your keypads at this time. Thank you. We do have our next question coming from Richard Williams of Garban.

<Q>: Yes, hi, this is Andrew Giaime filling in for Richard. I was just wondering, if you guys tell me the sequential currency impact in the quarter?

: Yes. I don’t have that number right now. I don’t think the currency impact on a quarter-over-quarter basis was significant.

<Q>: Okay. I mean, we were expecting slightly negative but you think it’s immaterial? Okay.

: Yeah, my sense, it’s not going to be a big number.

<Q>: Okay. And I’m sorry if I missed this, but did you sense any specific regional weakness, like in the EMEA region or —

: We actually saw strength overseas in both Europe and Asia. Those two markets have been steadily improving for us for the past several quarters, and the March quarter continued that, that positive trend. The weakness that we did see this quarter was in the North American market.

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Ariba (ARBA)	Conference Call	April 7, 2005

<Q>: Okay. And I guess that’s it. Thank you.

: Thank you, Andrew.

Operator:

Thank you. We have our next question coming from Phillip Dionisio of FBR.

<Q>: Hi, I was just wondering, did you guys mention that bookings came in stronger than expected, or maybe not?

: No, we didn’t make a statement to that effect. I think they were, you know, down slightly on a sequential basis.

<Q>: Would you be able to quantify how much the unexpected shift of subscription licenses affected, you know, the amount of license you recognize in the quarter?

: This is Jim. What we’ll do is answer the questions in terms of the details behind revenue by product, AFPs and so forth. That we’ll all cover in our conference call on the 21st.

<Q>: So but bookings were slightly lower than expected?

: Yes.

: Yes.

<Q>: And lastly, did the cost bank payment come in as expected?

: The cost bank payment came in as expected. The cash came in less here and the income that we’re recognizing on a quarterly basis did come in as we expected.

<Q>: Okay. So that was 2.8 million?

: Yes.

<Q>: Okay. Thank you.

Operator:

Thank you. We do have our next question coming from Brad Whitt of RBC Capital Markets.

<Q>: Yes, just a follow-up. Is there any specific plans that you can share with us or programs that you’re going to have in place or put in place to improve, you know, the cross-selling on that basis?

: The cross-sell opportunity is there. There’s no question about that. I think it’s, our efforts have been around educating internally as well as externally, educating our employees and customers on the respective product lines, and we’ve had a number of customer visits, offices both from legacy FreeMarkets customers both from legacy Ariba customers and there’s been a lot of activity on that front. We’re continuing that. We think Ariba

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Ariba (ARBA)	Conference Call	April 7, 2005

Live is a step in that direction as well in terms of exposing the capabilities to a broader audience as well, and we’re going to put more management focus on the cross-sell going forward. The cross-sell opportunity is there. I think the only thing that has disappointed me is the rate and pace of realizing it. I don’t see it as any less of an opportunity today as I once did, just taking a little bit longer than I hoped.

<Q>: Did you see anything specifically that was causing the transactions to be delayed this quarter, any identifiable trends?

: No. It’s — you know, if you think back over the last three years, there have been periods of just about every year where the broad market has sort of seen a similar thing, and it’s hard to ever put your finger on any one thing. Just a lethargic market, show decision making, lack of a sense of urgency for customers to, you know, to close the deal and get started now versus get started, you know, three months from now or six months from now. But no, you know, I don’t think you can put your finger on any one tangible thing.

<Q>: Okay. That’s all I have.

: Okay.

Operator:

Thank you. We have no further questions at this time. I’ll now turn the floor back over to Mr. Calderoni for any closing comments.

<<Robert M. Calderoni, Chairman and Chief Executive Officer>>

Okay. Thank you. I’m obviously disappointed in the top line miss and certainly don’t want to attribute it only to a slow market. We see opportunities for us to execute debt and we’re focused on that. We’re certainly pleased with the continued attraction of new customers and big deals and we think that proves to us that the software services value that we provide the customers is working and it’s only a matter of time before this market develops and we’re pleased that we’re able to generate profits now and we’ll continue to do that despite a soft market environment. So we’ll give a lot more detail on all of this in our upcoming earnings call in a couple of weeks, and I will talk to you then. Thanks again.

Operator:

Thank you. This does conclude today’s teleconference. Please disconnect the lines and have a great day.

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